Filed Pursuant To Rule 433

Registration No. 333-286293

March 2, 2025

Live Address: https://x.com/Grayscale/status/1896315251572036001

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Grayscale Digital Large Cap Fund (ticker: $GDLC) is the only publicly traded fund in the US that holds only the same #crypto assets as the US Crypto Strategic Reserve.

$BTC $ETH $XRP $SOL $ADA

Learn more: https://grayscale.com/crypto-products/grayscale-digital-large-cap-fund

GDLC

Grayscale Digital Large Cap Fund

Name	Ticker	Weight
Bitcoin	BTC	77.56%
Ethereum	ETH	12.42%
XRP	XRP	5.72%
Solana	SOL	3.25%
Cardano	ADA	1.05%

Holdings are current as of February 28, 2025 and are subject to change without notice. Investing involves risk, including possible loss of principle.

GRAYSCALE®

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Grayscale Digital Large Cap Fund LLC ("GDLC") may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

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Before you invest you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering.

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You may get these documents for free by visiting EDGAR on the SEC website, https://sec.gov.

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Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.